United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 1, 2009	000-52631
Date of Report (Date of earliest event reported)	Commission File Number

ENERGY HOLDINGS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	52-2404983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2101 N.W. Boca Raton Blvd, Suite 1, Boca Raton, FL  33431
 (Address of Principal Executive Offices) (Zip Code)

(561) 445-6531
(Registrant’s telephone number, including area code)

Green Energy Holding, Inc.
 (Former name or former address if changed since the last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registration under any of the following provisions (see General Instruction A.2 below):
☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFR 240.13e-4( c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Officers

On September 1, 2009, as ratified on September 1, 2009, the Board of Directors of Energy Holdings International, Inc. appointed Jalal Alghani as its Chief Financial Officer and a Secretary and Rafic Koussa as its Chief Operating Officer.

John Adair, EHII’s Chief Executive Officer, had served as its CFO until Mr. Alghani’s appointment.  Mr. Adair continues to be the Company’s Chief Executive Officer and Chair.

Below is a brief description of the background and business experience of the new officers.

Jalal Alghani has been an independent consultant in the oil and gas, as well as green energy industries, both domestically and internationally for more than 27 years.  His areas of expertise include, debt financing, assets and financial management, joint ventures, as well an expertise in both domestic and international banking in the U.S. Europe and the Middle East.  In addition to the standard oil and gas and power project investments (IPP), Mr. Alghani had developed additional experience in the Middle East and North Africa (MENA) Mr. Alghani had developed additional experience in the MENA region with IPP focusing on in alternative green energy, such as wind and solar power.  From 1990 to 2002, Mr. Alghani served as Vice Chairman and CFO of Adair International Oil & Gas Inc. from 1990 to 2002.  From 2004 to May 2008, was Chairman and Co-CEO of Powered Corp, a development stage alternative energy company.  Mr. Alghani is a U.S. citizen.

Rafic Koussa, is a mechanical engineer, with more than 27 years of diversified and progressive experience as a projects manager and business development executive.  He was a Senior Projects Engineer for Dresser Industries in the United States. Dresser serves the power generation, nuclear, oil refining, and chemical processing. To closely monitor and enhance the company’s worldwide presence, Dresser Industries later appointed him as Sales Manager for the MENA and South Asia regions, he was the engineer on the first Hydraulic Power Recovery Unit installed in the Middle East at KOC’s Mina Al Ahmadi Refinery in Kuwait with Japan Gas Corporation. This success was duplicated in Seo San Korea for Kukdong Oil Co, and again in Taiwan’s Kaohsiung refinery for Chinese Petroleum Co.  In June 2005, he established Flutech LLC, an electro-mechanical firm in Dubai U.A.E., which caters to the design, execution and O&M of water and waste pumping stations, treatment plants and desalination. Mr. Koussa is a graduate in Mechanical Engineering from the University of Southern California  and is a U.S. citizen

Neither Mr. Alghani nor Mr. Koussa has any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.  Additionally, neither Mr. Alghani nor Mr. Koussa is a party to any transactions listed in Item 404(a) of Regulation S-K.

The compensation and full biographical information for the Company’s officers will be disclosed in the near future.

Appointment of Directors

On September 1, 2009, as ratified on September 1, 2009, the Board of Directors also appointed four new directors of Energy Holdings International, Inc. appointed four new directors.  Of the new directors, two (2) are independent and two (2) are considered to be inside directors.  Following these appointments, EHII’s Board now consists of four inside directors and two independent directors.   The new directors include Mr. Alghani, Mr. Koussa, HH Prince Bader Bin Abdulla Bin Mohamed Al Saud (independent), and Khalid Al-Sunaid (independent).  With the exception of Prince Bader and Mr. Sunaid, all of the Company’s directors are U.S. citizens.

Below is a brief description of the background and business experience of the new directors.  Mr. Alghani’s and Mr. Koussa’s biographies are noted above.

HH Prince Bader Bin Abdulla Bin Mohamed Al Saud has been a business entrepreneur focused on investments in key sectors such as real estate, telecommunications, environmental recycling solutions and development of Energy IPP Power Projects in the MENA, East Asia and USA markets.  He is a board member of Optical Communications Company (OCC) and the Chairman of its Founding Committee. OCC, a telecommunications consortium, has been awarded a public fixed license in the Kingdom of Saudi Arabia.  He is also one of the founders of a large recycling business in Saudi Arabia that currently holds the largest waste management and recycling facility in the world.  Prince Bader is a citizen of the Kingdom of Saudi Arabia.

Khalid  Al-Sunaid is a transactional lawyer, who has been licensed to practice law in the Kingdom of Saudi Arabia since 1987 and in the United Arab Emirates. His practice is primarily composed of international general corporate and banking law. He has been active in the promotion of alternative dispute resolution throughout the Gulf Cooperation Council (GCC) states. He is a founder and has been a partner in the law firm of Khalid Al-Sunaid & Talal Al-Ahmadi Co. in Saudi Arabia.

None of the newly appointed directors has any family relationships any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Full biographical information and compensation for Directors will be provided in the near future.

Following these appointments, the Company has six directors.

Currently, none of the Company’s directors receive any compensation.  The terms of the compensation for its officers has not yet been determined but will be in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 10, 2009	ENERGY HOLDINGS INTERNATIONAL, INC.

/s/ John Adair,
By: John Adair, Chief Executive Officer